EXHIBIT 99.1

QCR Holdings, Inc. Completes Acquisition of the Bates Companies

MOLINE, Ill., Oct. 01, 2018 (GLOBE NEWSWIRE) -- QCR Holdings, Inc. (NASDAQ: QCRH) (“QCR Holdings” or the “Company”) today announced the successful completion of the previously announced acquisition of Bates Financial Advisors, Inc., Bates Financial Services, Inc., Bates Securities, Inc., and Bates Financial Group, Inc. (the “Bates Companies”).  Established in 1984 by George E. Bates, the Bates Companies have approximately $700 million in assets under management and are headquartered in Rockford, Illinois. The Bates Companies will merge into Rockford Bank & Trust (“RBT”), one of QCR Holdings five independent charters.

“We are very pleased to complete this transaction and welcome the Bates Companies’ clients and employees to the QCR Holdings family,” remarked Douglas M. Hultquist, President and Chief Executive Officer of QCR Holdings.  “We believe that partnering with a legacy financial advisor such as the Bates Companies is a good strategic fit and enables RBT to bolster an already robust product offering, expand in market and provide incremental non-interest income to the Company.  Importantly, the Bates Companies has a very experienced leadership team sharing our mission to deliver exceptional service and comprehensive wealth management options locally.”

“We’re delighted to join the QCR Holdings organization, and specifically the Rockford Bank & Trust family,” commented George E. Bates, President of the Bates Companies.  “We believe our clients will enjoy a smooth transition and look forward to continuing to offer our customized solutions to our clients in addition to now being able to offer both banking and trust products and services to our clients through our partnership with RBT.”

Stockholders of the Bates Companies will receive $3 million of QCR Holdings common stock and up to $3 million in cash for 100% of the Bates Companies.

Piper Jaffray & Co. served as financial advisor and Barack Ferrazzano Kirschbaum & Nagelberg LLP served as legal counsel to QCR Holdings. DeWitt Ross & Stevens S.C. served as legal counsel to the Bates Companies.

About Us

QCR Holdings, Inc., headquartered in Moline, Illinois, is a relationship-driven, multi-bank holding company serving the Quad Cities, Cedar Rapids, Cedar Valley, Des Moines/Ankeny, Springfield and Rockford communities through its wholly owned subsidiary banks which provide full-service commercial and consumer banking and trust and wealth management services. Quad City Bank & Trust Company, based in Bettendorf, Iowa, commenced operations in 1994, Cedar Rapids Bank & Trust Company, based in Cedar Rapids, Iowa, commenced operations in 2001, Community State Bank, based in Ankeny, Iowa, was acquired by the Company in 2016, and Rockford Bank & Trust Company, based in Rockford, Illinois, commenced operations in 2005.   Quad City Bank & Trust Company also provides correspondent banking services.  In addition, Quad City Bank & Trust Company engages in commercial leasing through its wholly owned subsidiary, m2 Lease Funds, LLC, based in Milwaukee, Wisconsin.  The Company serves the Waterloo/Cedar Falls, Iowa community through Community Bank & Trust, a division of Cedar Rapids Bank & Trust Company. The Company enhanced its presence in Cedar Rapids, Iowa with the acquisition of Guaranty Bank & Trust Company in October 2017, which merged with Cedar Rapids Bank & Trust in December 2017.  In July 2018, QCR Holdings completed a merger with Springfield Bancshares, Inc., the holding company of SFC Bank which began operations in 2008 in Springfield, Missouri. With the addition of SFC Bank, QCR Holdings has 27 locations in Illinois, Iowa, Wisconsin and Missouri.  As of July 1, 2018, QCR Holdings had approximately $4.7 billion in assets, $3.6 billion in loans and $3.7 billion in deposits.  For additional information, please visit our website at www.qcrh.com.

Special Note Concerning Forward-Looking Statements.  This document contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company.  Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “predict,” “suggest,” “appear,” “plan,” “intend,” “estimate,” ”annualize,” “may,” “will,” “would,” “could,” “should” or other similar expressions.  Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements.  These factors include, among others, the following: (i) the strength of the local, national and international economies; (ii) the economic impact of any future terrorist threats and attacks, and the response of the United States to any such threats and attacks; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company’s general business, including the Basel III regulatory capital reforms, the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations issued thereunder; (iv) changes in interest rates and prepayment rates of the Company’s assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) unexpected results of acquisitions (including the acquisition of CSB), which may include failure to realize the anticipated benefits of the acquisition and the possibility that the transaction costs may be greater than anticipated; (viii) the loss of key executives or employees; (ix) changes in consumer spending; (x)  unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s filings with the SEC.

Contacts:

Todd A. Gipple
Executive Vice President
Chief Operating Officer
Chief Financial Officer
(309) 743-7745
tgipple@qcrh.com

Christopher J. Lindell
Executive Vice President
Corporate Communications
(319) 743-7006
clindell@qcrh.com